EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE September 9, 2005	For Further Information Contact: Michael L. Bowlin, Chairman (505) 266-5985 Rudy R. Miller, Chairman and CEO The Miller Group Investor Relations for the Company (602) 225-0504

BOWLIN TRAVEL CENTERS REPORT SIX-MONTH AND
SECOND QUARTER RESULTS FOR FISCAL 2006

ALBUQUERQUE, NEW MEXICO, September 9, 2005 -- Bowlin Travel Centers, Inc. (OTCBB: BWTL) today reported operating income of $605,000 for the six-months ended July 31, 2005, up 8.6% compared to operating income of $557,000 for the prior year. Earnings per share for the first half of fiscal year 2006 was $.10 per basic and diluted share, an increase of 25.0% compared to $.08 per basic and diluted share in the first half of the prior fiscal year.

Operating income for the second quarter, three-month period increased 3.3% to $560,000 compared to $542,000 for the prior year period ended July 31, 2004. Earnings per share in the second quarter period ended July 31, 2005 was $.10 per basic and diluted share, an increase of 25.0% compared to $.08 per basic and diluted share in the same period of the prior year.

Michael L. Bowlin, Chairman, President and Chief Executive Officer stated, “We benefited from an improved economy in 2005 that helped boost sales, plus the performance of our newest location in Arizona at Picacho Peak was a positive factor in the increase in our operating income. We continue to focus on operational improvements which includes maintaining our supervisory support program and volume buying for improved margins.”

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Bowlin Travel Centers Report Six-Month and
Second Quarter Results for Fiscal 2006
September 9, 2005

The Company operates travel centers strategically located on major interstate highways that utilize co-branding agreements with national companies. The Company's current operations are located in the Southwestern United States.

Visit our web sites at: www.bowlintc.com and www.shopbowlin.com

Certain statements contained herein with respect to factors which may affect future earnings, including management’s beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein. For more details on risk factors, see the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW:

Bowlin Travel Centers Report Six-Month and
Second Quarter Results for Fiscal 2006
September 9, 2005

The following tables outline the company's financial results for the second quarter of fiscal 2006.

Condensed Balance Sheets and Statements of Income

BALANCE SHEET
(in thousands)
Assets	July 31, 2005 (Unaudited)	January 31, 2005 (Audited)

Cash and cash equivalents	$3,159	$2,043

Other current assets	4,160	3,926

Total Current Assets	7,319	5,969

Property and equipment, net	13,120	13,265

Other assets	645	851

Total Assets	$21,084	$20,085

Liabilities and Shareholders’ Equity

Current liabilities	$3,370	$2,387

Long-term debt	5,011	5,262

Deferred revenue, long-term	–	166

Deferred income taxes	859	877

Total Liabilities	9,240	8,692

Shareholders’ equity	11,844	11,393

Total Liabilities and Shareholders’ Equity	$21,084	$20,085

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Bowlin Travel Centers Report Six-Month and
Second Quarter Results for Fiscal 2006
September 9, 2005

CONDENSED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except share and per share data)

	THREE MONTHS ENDED JULY 31,		SIX MONTHS ENDED JULY 31,
	2005	2004	2005	2004

Net sales	$8,212	$6,995	$14,287	$12,421

Cost of goods sold	(5,328)	(4,453)	(9,368)	(8,000)

General and administrative expenses	(2,106)	(1,823)	(3,870)	(3,515)

Depreciation and amortization	(218)	(177)	(444)	(349)

Income from operations	560	542	605	557

Interest expense	(99)	(43)	(191)	(89)

Other non-operating income, net	262	63	324	121

Income before income taxes	723	562	738	589

Income tax expense	(278)	(214)	(287)	(227)

Net income	$445	$348	$451	$362

Earnings per share:
Basic and diluted	$0.10	$0.08	$0.10	$0.08

Weighted average common shares outstanding	4,583,348	4,583,348	4,583,348	4,583,348

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